Exhibit 99.1

LOOP INDUSTRIES REPORTS FOURTH QUARTER AND FISCAL 2019 CONSOLIDATED RESULTS
SIGNIFICANT MILESTONES ACHIEVED DURING YEAR; IN PROGRESS TOWARDS COMMERCIALIZATION

MONTREAL, May 7, 2019 (GLOBE NEWSWIRE) -- Loop™ Industries, Inc. (NASDAQ: LOOP) (the “Company” or “Loop”), a leading sustainable plastics technology innovator, today announced financial results for its fourth quarter and fiscal year ended February 28, 2019.

“The 2019 fiscal year was a success for Loop and our commercialization journey,” said Daniel Solomita, Loop’s Founder & CEO. “We announced our 50/50 joint venture with Indorama Ventures Limited (“IVL”), which will see the joint venture retrofit existing facilities to produce Loop™ PET, and our Global Alliance Agreement with thyssenkrupp (“tkIS”) that will see us develop new Waste-to-Resin™ facilities, our blue print for large scale greenfield manufacturing facilities to drive our licensing revenues. Having seen the progress we made in driving toward production, many of the world’s leading consumer brands committed to supply agreements with us. I am very pleased with what our team has delivered, our progress and our trajectory.”

Mr. Solomita added, “The detailed engineering work for our first facility in Spartanburg in partnership with IVL to commercialize Loop™ PET plastic resin is well underway. Due to the overwhelming demand from global consumer brands for Loop™ PET resin and IVL’s confidence in our technology, the joint venture is exploring expanding the capacity of the first retrofit production facility planned for operation in 2020.”

Selected achievements from fiscal 2019:

●
Joint venture with IVL to manufacture and commercialize sustainable Loop™ branded PET plastic resin and polyester fiber to meet the growing global demand from beverage and consumer packaged goods companies. The 50/50 joint venture has an exclusive world-wide license to use our technology to retrofit existing IVL facilities, so each retrofitted facility can produce 100% sustainable Loop™ PET plastic resin and polyester fiber;
●
Entered into a Global Alliance Agreement with thyssenkrupp (“tkIS”) aimed at transforming the future of sustainable PET plastic resin manufacturing. We believe the Waste-to-Resin™ solution will result in a highly scalable recurring revenue licensing model to supply the global demand for 100% sustainable Loop™ PET plastic resin and polyester fiber, allowing us to rapidly penetrate and transform the plastic market and fully capitalize on our disruptive potential to be the leader in the circular economy for PET plastic resin and polyester fiber;
●
Multi-year supply agreement with Danone SA, one of the world’s leading global food and beverage companies. Danone will purchase 100% sustainable and upcycled Loop™ branded PET from Loop’s joint venture facility with IVL in the United States for use in brands across its portfolio including evian®, Danone’s iconic natural spring water;
●
Multi-year supply agreement with PepsiCo, one of the largest purchasers of recycled PET plastic, enabling them to purchase production capacity from Loop’s joint venture facility with IVL in the United States and incorporate Loop™ PET plastic resin into its product packaging;

●
Multi-year supply framework with the Coca-Cola system’s Cross Enterprise Procurement Group to supply 100% recycled and sustainable Loop™ PET plastic resin from our joint venture facility with IVL in the United States to authorized Coca-Cola bottlers who enter into supply agreements with us;
●
Multi-year supply agreement with L’Occitane to supply 100% recycled and sustainable Loop™ PET plastic resin from our first European production facility;
●
Letters of Intent with L’Oréal Group, the global leader in the beauty industry and Nestle Waters North America setting forth the framework conditions for multi-year supply agreements for Loop™ PET.
●
Raised $12.6 M in financing;
●
We successfully completed our Generation II industrial pilot plant, which continues to see consistently high monomer yields and excellent purity. We are continuing to upgrade the Company’s pilot plant to ensure the highest quality of sustainable Loop™ PET plastic resin and polyester fiber is produced at the facility;
●
We have continued to enhance our patent portfolio by investing to improve our existing technology and develop new technologies; and
●
We also strengthened our talent with the addition of several individuals in key positions.

The following table summarizes our operating results for the three-month periods ended February 28, 2019 and 2018.

	Three Months Ended February 28,
	2019	2018	$ Change
Revenues	$-	$-	$-

Research and development
Stock-based compensation	250,251	479,816	(229,565)
Other research and development	273,815	873,199	(599,384)
Total research and development	524,066	1,353,015	(828,949)

General and administrative
Stock-based compensation	575,240	743,580	(168,340)
Legal settlement	4,041,627	-	4,041,627
Other general and administrative	1,514,203	1,425,749	88,454
Total general and administrative	6,131,070	2,169,329	3,961,741

Depreciation and amortization	136,285	86,160	50,125
Impairment of intangible assets	298,694	-	298,694
Interest and other finance costs	425,964	5,125	420,839
Foreign exchange loss (gain)	38,632	21,042	17,590
Total operating expenses	7,554,711	3,634,671	3,920,040
Net loss	$(7,554,711)	$(3,634,671)	$(3,920,040)

Fourth Quarter Ended February 28, 2019

The net loss for the three-month period ended February 28, 2019 increased $3.9 million to $7.5 million, as compared to the net loss for the three-month period ended February 28, 2018 which was $3.6 million.  The increase is primarily due to increased general and administrative expenses of $4.0 million, an increase in depreciation and amortization and impairment of intangible assets of $0.3 million, an increase in interest and other finance costs of $0.4 million, offset by lower research and development expenses of $0.8 million.

Research and development expenses for the three-month period ended February 28, 2019 amounted to $0.5 million compared to $1.4 million for the three-month period ended February 28, 2018, representing a decrease of $0.8 million, or $0.6 million excluding stock-based compensation. The decrease of $0.6 million was primarily attributable to lower employee related expenses of $0.1 million, lower professional fees of $0.2 million and by lower spending for purchases and consumables of $0.3 million. The decrease in non-cash stock-based compensation expense of $0.2 million is mainly attributable to the termination of an individual whose vesting of stock options ceased upon termination.

General and administrative expenses for the three-month period ended February 28, 2019 amounted to $6.1 million compared to $2.2 million for the three-month period ended February 28, 2018, representing an increase of $4.0 million, or $0.1 million excluding stock-based compensation and the legal settlement. The increase of $4.0 million was primarily due to the legal settlement expense which amounted to $4.0 million compared to nil for the three-month period ended February 28, 2018. Other variances were attributable to higher employee related expenses of $0.4 million associated with an increased number of employees, offset by lower legal, accounting and other professional fees of $0.1 million and by lower other general operating expenses of $0.2 million. Stock-based compensation expense for the three-month period ended February 28, 2019 amounted to $0.6 million compared to $0.8 million for the three-month period ended February 28, 2018, representing an increase of $0.2 million. The decrease was mainly attributable the timing of certain stock awards provided to executives.

Depreciation and amortization for the three-month period ended February 28, 2019 totaled $0.14 million compared to $0.09 million for the three-month period ended February 28, 2018, representing an increase of $0.05 million. The increase is mainly attributable to an increase in the amount of fixed assets held at the Company’s pilot plant and corporate offices. Impairment of intangible assets for the three-month period ended February 28, 2019 totaled $0.3 million compared to nil for the three-month period ended February 28, 2018, representing an increase of $0.3 million. The increase is entirely attributable to the write-off of the remaining intangible asset balance of the GEN I technology of $0.3 million.

Interest and other finance costs for the year three-month period ended February 28, 2019 totaled $0.4 million compared to a negligible amount for the three-month period ended February 28, 2018, representing an increase of $0.4 million. The increase is mainly attributable to an increase in interest expense relating to the convertible notes issued during the year in the amount of $0.1 million, an increase in accretion expense also relating to the convertible notes issued during the year in the amount of $0.2 million, an increase in the amortization of deferred financing costs also related to the convertible notes issued during the year in the amount of $0.05 million and an increase in the revaluation expense of the November 2018 Warrants in the amount of $0.07 million.The following table summarizes our operating results for the years ended February 28, 2019 and 2018.

	Years Ended February 28,
	2019	2018	$ Change
Revenues	$-	$-	$-

Operating expenses
Research and development
Stock-based compensation	1,160,254	3,601,336	(2,441,082)
Other research and development	2,288,293	3,093,442	(805,149)
Total research and development	3,448,547	6,694,778	(3,246,231)

General and administrative
Stock-based compensation	2,824,902	2,945,978	(121,076)
Legal settlement	4,041,627	-	4,041,627
Other general and administrative	5,986,336	3,914,645	2,071,691
Total general and administrative	12,852,865	6,860,623	5,992,242

Depreciation and amortization	502,696	367,176	135,820
Impairment of intangible assets	298,694	-	298,694
Interest and other finance costs	467,082	5,125	461,957
Foreign exchange loss (gain)	(33,773)	109,676	(143,449)
Total operating expenses	17,536,411	14,037,378	3,499,033
Net loss	$(17,536,411)	$(14,037,378)	$(3,499,033)

Fiscal Year Ended February 28, 2019

The net loss for the year ended February 28, 2019 increased by $3.5 million, to $17.5 million, as compared to the net loss for the year ended February 28, 2018 which was $14.0 million. The increase is primarily explained by higher general and administrative expenses of $6.0 million, an increase in depreciation and amortization and impairment of intangible assets of $0.4 million, an increase in interest and other finance costs of $0.5 million, offset by lower research and development expenses of $3.3 million and foreign exchange of $0.1 million.

Research and development expenses for year ended February 28, 2019 amounted to $3.5 million compared to $6.7 million for the year ended February 28, 2018, representing a decrease of $3.2 million, or $0.8 million excluding stock-based compensation. The decrease of $0.8 million was primarily attributable to lower employee related expenses of $0.2 million as well as lower professional fees of $0.6 million. The decrease in non-cash stock-based compensation expense of $2.4 million was attributable to a one-time charge in the prior year corresponding to stock options that fully vested upon their issuance in the third quarter of fiscal 2018.

General and administrative expenses for the year ended February 28, 2019 totaled $12.9 million compared to $6.9 million for the year ended February 28, 2018, representing an increase of $6.0 million, or $2.1 million excluding stock-based compensation and the legal settlement. The increase of $6.0 million was primarily attributable to the legal settlement expense which amounted to $4.0 million compared to nil for the year ended February 28, 2018. Other variances were attributable to higher employee related expenses of $1.0 million as well as higher legal fees of $1.0 million, which was related to the defense and subsequent settlement of litigation that had been brought against the Company, and to higher Directors’ and Officers’ insurance of $0.3 million. Stock-based compensation expense for the year ended February 28, 2019 amounted to $2.8 million compared to $2.9 million for the year ended February 28, 2018, representing a decrease of $0.1 million. The decrease was mainly attributable to the timing of certain stock awards provided to executives.

Depreciation and amortization for the year ended February 28, 2019 totaled $0.5 million compared to $0.4 million for the year ended February 28, 2018, representing an increase of $0.1 million. The increase is mainly attributable to an increase in the amount of fixed assets held at the Company’s pilot plant and corporate offices. Impairment of intangible assets for the year ended February 28, 2019 totaled $0.3 million compared to nil for the year ended February 28, 2018, representing an increase of $0.3 million. The increase is mainly attributable to the write-off of the remaining intangible asset balance of the GEN I technology of $0.3 million and a $0.1 million increase due to additions of capital assets in the pilot plant for research and development.

Interest and other finance costs for the year ended February 28, 2019 totaled $0.5 million compared to a negligible amount for the year ended February 28, 2018, representing an increase of $0.5 million. The increase is mainly attributable to increased interest costs on the long-term debt, which was used to acquire the land and building of our pilot plant and executive offices, in the amount of $0.05 million, an increase in interest expense relating to the convertible notes issued during the year in the amount of $0.1 million, an increase in accretion expense also relating to the convertible notes issued during the year in the amount of $0.2 million, an increase in the amortization of deferred financing costs also related to the convertible notes issued during the year in the amount of $0.05 million and an increase in the revaluation expense of the November 2018 Warrants in the amount of $0.07 million.

LIQUIDITY AND CAPITAL RESOURCES

 Loop is a development stage company with no revenues, and our ongoing operations are being financed by raising new equity and debt capital. To date, we have been successful in raising capital to finance our ongoing operations, reflecting the potential for commercializing our branded resin and the progress made to date in implementing our business plans. As at February 28, 2019, we had cash on hand of $5.8 million. Subsequent to the year end, on March 1, 2019, we completed a registered direct offering for net proceeds of approximately $4.2 million.

Management continues to be positive about our growth strategy and is evaluating our financing plans to continue to raise capital to finance the start-up of commercial operations and continue to fund the further development of our ongoing operations.

As reflected in the accompanying consolidated financial statements, we are a development stage company, we have not yet begun commercial operations and we do not have any sources of revenue. During the year ended February 28, 2019, we incurred a net loss of $17.5 million, used cash in operations of $7.6 million and had an accumulated deficit as at February 28, 2019 of $38,811,592, all of these factors raise substantial doubt about our ability to continue as a going concern. There can be no assurance that any future financing will be available or, if available, that it will be on terms that are satisfactory to us.

Flow of Funds

Summary of Cash Flows

A summary of cash flows for the years ended February 28, 2019, 2018 and 2017 was as follows:

	Years Ended February 28
	2019	2018	2017
Net cash used in operating activities	$(7,562,487)	$(6,391,486)	$(2,833,490)
Net cash used in investing activities	(2,046,119)	(2,798,372)	(513,022)
Net cash provided by financing activities	7,328,024	16,504,451	3,986,016
Effect of exchange rate changes on cash	(35,741)	(81,367)	(145,603)
Net (decrease) increase in cash	$(2,316,323)	$7,233,226	$493,901

Net Cash Used in Operating Activities
During the year ended February 28, 2019, we used $7.6 million in operations compared to $6.4 million during the year ended February 28, 2018 and $2.8 million during the year ended February 28, 2017. The increase over each year is mainly due to increased operating expenses as we move to the next phase of commercialization.

Net Cash Used in Investing Activities
During the year ended February 28, 2019, we made capital asset investments of $2.1 million of which $1.9 million was mainly attributable to the expansion and additions to our pilot plant and executive offices in Terrebonne, Canada. We also invested $0.2 million in our intellectual property as we developed, during the year ended February 28, 2019, our next generation GEN II technology and filed various patents in various jurisdictions around the world which await approval.

Net Cash Provided by Financing Activities
During the year ended February 28, 2019, we raised $7.3 million mainly through the sale of two separate issuances of convertible notes, in the gross amounts of $2.7 million and $4.9 million, respectively. We also made payments totaling $0.1 million against our long-term debt, representing the loan agreement we entered into during the year ended February 28, 2018 to purchase the land and building of our pilot plant and executive offices. During the year ended February 28, 2018, we raised $15.7 million through the sale of additional common stock and the exercise of warrants.

On January 24, 2018, in connection with the purchase of land and the building, Company obtained a credit facility from a Canadian bank in the amount of CDN$1,400,000. The Loan bears interest at the bank’s Canadian prime rate plus 1.5%. By agreement, the Loan is repayable in monthly payments of CDN $5,833 plus interest, until January 2021, at which time it will be subject be renewal. It includes an option allowing for the prepayment of the Loan without penalty. Interest paid amounted to $54,040 during the year ended February 28, 2019 (2018 - $5,125; 2017 - nil). The credit facility is secured by a first ranking hypothec of Loop Canada Inc.’s bank accounts, receivables, inventory, incorporeal rights and property, plant and equipment. In addition, Loop Industries, Inc., Loop Canada Inc.’s parent company, has guaranteed the credit facility and has provided a postponement of any payments that may be made on intercompany loan amounts owed by Loop Canada Inc. to Loop Industries, Inc. The terms of the credit facility require the Company to comply with certain financial covenants. As at February 28, 2019 and 2018, the Company was in compliance with its financial covenants.

Loop Industries, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in United States dollars)

	Years Ended February 28,
	2019	2018	2017
Revenue	$-	$-	$-

Operating Expenses -
Research and development (Note 2)	3,448,547	6,694,778	1,454,440
General and administrative	8,811,237	6,860,623	2,280,281
Legal settlement	4,041,627	-	-
Depreciation and amortization (Notes 3 and 4)	502,997	367,176	397,445
Impairment of intangible assets (Note 4)	298,694	-	-
Interest and other finance costs (Note 7)	467,082	5,125	-
Foreign exchange loss (gain)	(33,773)	109,676	(18,165)
Total operating expenses	17,536,411	14,037,378	4,114,001

Net loss	(17,536,411)	(14,037,378)	(4,114,001)

Other comprehensive loss -
Foreign currency translation adjustment	(121,124)	(17,889)	(157,142)
Comprehensive loss	$(17,657,535)	$(14,055,267)	$(4,271,143)
Loss per share
Basic and diluted	$(0.52)	$(0.43)	$(0.13)
Weighted average common shares outstanding
Basic and diluted	33,795,600	32,642,741	31,102,004

Loop Industries, Inc.
Condensed Consolidated Balance Sheets
(in United States dollars)

	As at February 28,
	2019	2018

Assets
Current assets
Cash	$5,833,390	$8,149,713
Sales tax, tax credits and other receivables (Note 2)	599,000	364,634
Prepaid expenses	226,521	511,573
Total current assets	6,658,911	9,025,920
Property, plant and equipment, net (Note 3)	5,371,263	4,036,903
Intangible assets, net (Note 4)	127,672	332,740
Total assets	$12,157,846	$13,395,563

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$2,670,233	$1,983,072
Convertible notes (Note 7)	5,855,703	-
Current portion of long-term debt (Note 6)	53,155	54,649
Total current liabilities	8,579,091	2,037,721
Long-term debt (Note 6)	952,363	1,033,777
Total liabilities	9,531,454	3,071,498

Contingencies (Note 9)

Stockholders' Equity
Total stockholders' equity	2,626,392	10,324,065
Total liabilities and stockholders' equity	$12,157,846	$13,395,563

Going Concern (Note 1)

Loop Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in United States dollars)

	Years Ended February 28,
	2019	2018	2017
Cash Flows from Operating Activities
Net loss	$(17,536,411)	$(14,037,378)	$(4,114,001)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	502,997	367,176	397,445
Impairment of intangible assets	298,694	-	-
Warrants issued for legal settlement	2,271,627	-	-
Shares issued for legal settlement	1,770,000	-	69,498
Stock options issued for services	3,176,786	6,281,319	135,673
Restricted stock units issued for services	808,374	265,994
Common stock issuable for services	-	-
Accrued interest	109,804	-
Loss on revaluation of warrants	65,167	-
Convertible notes debt discount amortization	185,505	-	-
Amortization of deferred financing costs	47,123	-	800,000
Changes in working capital:	737,847	731,403	(122,105)
Net cash used in operating activities	(7,562,487)	(6,391,486)	(2,833,490)

Cash Flows from Investing Activities
Additions to property, plant and equipment	(1,892,654)	(2,710,053)	(513,022)
Additions to intangible assets	(153,465)	(88,319)	-
Net cash used in investing activities	(2,046,119)	(2,798,372)	(513,022)

Cash Flows from Financing Activities
Proceeds from sales of common shares and exercise of warrants, net of share issuance costs	-	15,694,497	3,986,016
Repayment of advances from majority stockholder	-	(278,472)	-
Proceeds from issuance of long-term debt	7,550,000	1,092,980	-
Share issue expenses	(25,544)	-	-
Deferred financing costs	(143,277)	-	-
Repayment of long-term debt	(53,155)	(4,554)	-
Net cash provided by financing activities	7,328,024	16,504,451	3,986,016

Effect of exchange rate changes	(35,741)	(81,367)	(145,603)
Net change in cash	(2,316,323)	7,233,226	493,901
Cash, beginning of year	8,149,713	916,487	422,586
Cash, end of year	$5,833,390	$8,149,713	$916,487

About Loop Industries, Inc.

Loop Industries, Inc. is a technology and licensing company whose mission is to accelerate the world’s shift toward sustainable plastic and away from our dependence on fossil fuels. Loop owns patented and proprietary technology that depolymerizes no and low value waste PET plastic and polyester fiber, including plastic bottles and packaging, carpet and polyester textile of any colour, transparency or condition and even ocean plastics that have been degraded by the sun and salt, to its base building blocks (monomers).  The monomers are filtered, purified and repolymerized to create virgin-quality Loop™ branded PET plastic resin and polyester fiber suitable for use in food-grade packaging to be sold to consumer goods companies to help them meet their sustainability objectives.  Through our customers and production partners, Loop is leading a global movement toward a circular economy by raising awareness of the importance of preventing and recovering waste plastic from the environment to ensure plastic stays in the economy for a more sustainable future for all.

Common shares of the Company are listed on the Nasdaq Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow us on Twitter: @loopindustries, Instagram: loopindustries, Facebook: www.facebook.com/Loopindustrie/ and LinkedIn: www.linkedin.com/company/loop-industries/

Forward-Looking Statements
This news release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.  Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology and products, (ii) our status of relationship with partners, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding, (vi) building our manufacturing facility, (vii) our ability to sell our products in order to generate revenues, (viii) our proposed business model and our ability to execute thereon, (ix) adverse effects on the Company’s business and operations as a result of increased regulatory, media or financial reporting issues and practices, rumors or otherwise, and (x) other factors discussed in our subsequent filings with the SEC.  More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in our filings with the Securities and Exchange Commission (SEC).  Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.  Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

For More Information:

Investors:

Jason Assad
LR Advisors LLC.
+1 (678) 570-6791
jwassad@bellsouth.net

Media Inquiries:

Nelson Switzer
Loop Industries
+1 (450) 951-8555 ext. 230
nswitzer@loopindustries.com